EXHIBIT (a)(4)

EATON VANCE MUNICIPALS TRUST Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest, Without Par Value (as amended and restated effective April 26, 2010)

     WHEREAS, the Trustees of Eaton Vance Municipals Trust, a Massachusetts business trust (the “Trust”), have previously designated separate series (or “Funds”); and

     WHEREAS, the Trustees now desire to desire to designate Class I shares of Eaton Vance Arizona Municipal Income Fund, Eaton Vance Arkansas Municipal Income Fund, Eaton Vance Kentucky Municipal Income Fund, Eaton Vance Michigan Municipal Income Fund, Eaton Vance Minnesota Municipal Income Fund, Eaton Vance Missouri Municipal Income Fund, Eaton Vance Ohio Municipal Income Fund, Eaton Vance Oregon Municipal Income Fund, Eaton Vance Rhode Island Municipal Income Fund and Eaton Vance Tennessee Municipal Income Fund and to redesignate the series or Funds pursuant to Section 5.1 of Article V of the Trust’s Amended and Restated Declaration of Trust dated January 11, 1993 (as further Amended) (the “Declaration of Trust”);

     NOW, THEREFORE, the shares of beneficial interest of the Trust are hereby divided into the following separate series (“Funds”), each Fund to have the following special and relative rights:

     1. The Funds shall be redesignated as follows effective April 26, 2010:

Eaton Vance Alabama Municipal Income Fund	Eaton Vance Missouri Municipal Income Fund
Eaton Vance Arizona Municipal Income Fund	Eaton Vance National Municipal Income Fund
Eaton Vance Arkansas Municipal Income Fund	Eaton Vance New Jersey Municipal Income Fund
Eaton Vance California Municipal Income Fund	Eaton Vance New York Municipal Income Fund
Eaton Vance Colorado Municipal Income Fund	Eaton Vance North Carolina Municipal Income Fund
Eaton Vance Connecticut Municipal Income Fund	Eaton Vance Ohio Municipal Income Fund
Eaton Vance Georgia Municipal Income Fund	Eaton Vance Oregon Municipal Income Fund
Eaton Vance Kentucky Municipal Income Fund	Eaton Vance Pennsylvania Municipal Income Fund
Eaton Vance Louisiana Municipal Income Fund	Eaton Vance Rhode Island Municipal Income Fund
Eaton Vance Maryland Municipal Income Fund	Eaton Vance South Carolina Municipal Income Fund
Eaton Vance Massachusetts Municipal Income Fund	Eaton Vance Tennessee Municipal Income Fund
Eaton Vance Michigan Municipal Income Fund	Eaton Vance Virginia Municipal Income Fund
Eaton Vance Minnesota Municipal Income Fund

     2. Each Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust’s then currently effective registration statements under the Securities Act of 1933 and the Investment Company Act of 1940. Each share of beneficial interest of each Fund (“share”) shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund, all as provided in the Declaration of Trust. The proceeds of sales of shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund.

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     3. Shareholders of each Fund shall vote separately as a class to the extent provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940.

     4. The assets and liabilities of the Trust shall be allocated among the above-referenced Funds as set forth in Section 5.5 of Article V of the Declaration of Trust, except as provided below:

     (a) Costs incurred by each Fund in connection with its organization and startup, including Federal and state registration and qualification fees and expenses of the initial public offering of such Fund’s shares, shall (if applicable) be borne by such Fund and deferred and amortized over the five year period beginning on the date that such Fund commences operations.

     (b) Reimbursement required under any expense limitation applicable to the Trust shall be allocated among those Funds whose expense ratios exceed such limitation on the basis of the relative expense ratios of such Funds.

     (c) The liabilities, expenses, costs, charges and reserves of the Trust (other than the management and investment advisory fees or the organizational expenses paid by the Trust) which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on an equitable basis as determined by the Trustees.

     5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund, and to terminate any Fund or add additional Funds as provided in the Declaration of Trust.

     6. Any Fund may merge or consolidate with any other corporation, association, trust or other organization or may sell, lease or exchange all or substantially all of its property, including its good will, upon such terms and conditions and for such consideration when and as authorized by the Trustees; and any such merger, consolidation, sale, lease or exchange shall be deemed for all purposes to have been accomplished under and pursuant to the statutes of the Commonwealth of Massachusetts. The Trustees may also at any time sell and convert into money all the assets of any Fund. Upon making provision for the payment of all outstanding obligations, taxes and other liabilities, accrued or contingent, of such Fund, the Trustees shall distribute the remaining assets of such Fund ratably among the holders of the outstanding shares. Upon completion of the distribution of the remaining proceeds or the remaining assets as provided in this paragraph 6, the Fund shall terminate and the Trustees shall be discharged of any and all further liabilities and duties hereunder with respect to such Fund and the right, title and interest of all parties with respect to such Fund shall be canceled and discharged.

     7. The Declaration of Trust authorizes the Trustees to divide each Fund and any other series of shares into two or more classes and to fix and determine the relative rights and preferences as between, and all provisions applicable to, each of the different classes so established and designated by the Trustees.

The Funds shall have classes of shares designated as follows:

     Classes A, B, C

Eaton Vance Colorado Municipal Income Fund Eaton Vance Louisiana Municipal Income Fund

Classes A, C and I

Eaton Vance Michigan Municipal Income Fund
Eaton Vance New Jersey Municipal Income Fund
Eaton Vance Ohio Municipal Income Fund

Classes A, B, C and I

Eaton Vance Alabama Municipal Income Fund	Eaton Vance Missouri Municipal Income Fund
Eaton Vance Arizona Municipal Income Fund	Eaton Vance National Municipal Income Fund
Eaton Vance Arkansas Municipal Income Fund	Eaton Vance New York Municipal Income Fund
Eaton Vance California Municipal Income Fund	Eaton Vance North Carolina Municipal Income Fund
Eaton Vance Connecticut Municipal Income Fund	Eaton Vance Oregon Municipal Income Fund
Eaton Vance Georgia Municipal Income Fund	Eaton Vance Pennsylvania Municipal Income Fund
Eaton Vance Kentucky Municipal Income Fund	Eaton Vance Rhode Island Municipal Income Fund
Eaton Vance Maryland Municipal Income Fund	Eaton Vance South Carolina Municipal Income Fund
Eaton Vance Massachusetts Municipal Income Fund	Eaton Vance Tennessee Municipal Income Fund
Eaton Vance Minnesota Municipal Income Fund	Eaton Vance Virginia Municipal Income Fund

     The Trustees may designate additional classes in the future. For purposes of allocating liabilities among classes, each class of that Fund shall be treated in the same manner as a separate series.

IN WITNESS WHEREOF, the undersigned certifies that this amendment has been duly adopted at a meeting of the Board of Trustees held on April 26, 2010. Signed this 21st day of May, 2010.

/s/ Maureen A. Gemma
Maureen A. Gemma
Secretary to the Trust